Exhibit 99.(j)(2)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Financial Highlights” in the Prospectus, dated December 29, 2022, and included in this Post-Effective Amendment No. 399 to the Registration Statement (Form N-1A, File No. 033-11387) of American Beacon Funds (the “Registration Statement”).

We also consent to the incorporation by reference of our reports dated October 29, 2021, with respect to the financial statements and financial highlights of American Beacon SiM High Yield Opportunities Fund, American Beacon The London Company Income Equity Fund, and American Beacon Zebra Small Cap Equity Fund (three of the funds constituting American Beacon Funds) included in the Annual Report to Shareholders (Form N-CSR) for the year ended August 31, 2021, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas

December 23, 2022